Exhibit 11.1


                  OPEN ENVIRONMENT CORPORATION AND SUBSIDIARY
                  Computation of Net Income (Loss) Per Share.



                                              Three Months Ended March 31
                                               1995              1994 (1)
                                          ----------------   ---------------
                                             (Restated)

Weighted average shares of common stock      4,610,560          4,590,293
 outstanding
Common stock equivalents:
    Series A Convertible Preferred Shares      999,998            999,998
    Dilutive effect of stock options         1,124,282
                                          ----------------   ---------------
                                             6,734,840          5,590,291
                                          ================   ===============

Net income (loss)                             $349,263           ($69,778)
                                          ================   ===============

Net income (loss) per share                      $0.05             ($0.01)
                                          ================   ===============


(1) Common Stock equivalents were not considered in the three months ended March 31, 1994 due to their dilutive effect on the Company's net loss per share.